Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH mini-VSAT Broadband Coverage for Internet and Voice Soon to Include Africa

KVH’s new mini-VSAT coverage area to support broadband Internet and voice services for maritime and aeronautical applications

MIDDLETOWN, RI – October 5, 2009 – The crews working the offshore oilfields of western Africa and maritime visitors to the 2010 World Cup in South Africa will have a powerful new means of staying in touch and up to date as KVH Industries, Inc., (Nasdaq: KVHI) prepares to roll out African coverage for its mini-VSAT Broadbandsm service. The latest step in the joint effort by KVH and ViaSat to offer a seamless global broadband network for vessels and aircraft, the new African coverage area is expected to go live before the end of 2009 using the Telesat T-11N satellite. Once active, it will support broadband Internet and voice service for commercial and leisure boaters as well as provide network coverage to the ViaSat Yondersm in-flight broadband network for business and commercial aircraft.

“The addition of African coverage is a major milestone for the mini-VSAT Broadband network as we now have live coverage or are under contract to provide coverage for virtually every major maritime region on the globe,” said Brent C. Bruun, KVH’s vice president of sales and business development.

“We’re especially pleased with the addition of this new region to our network as it enables us to bring affordable, versatile broadband Internet and voice services to commercial operators supporting the increasingly vital west African offshore oil and gas fields. In addition, more than half a million visitors are expected to visit South Africa next year for the 2010 World Cup and many of them will be traveling or staying on leisure vessels for which our TracPhone® V7 and the mini-VSAT Broadband network are an ideal communications solution.”

The mini-VSAT Broadband service, along with the KVH TracPhone V7 antenna, comprise the first end-to-end 24-inch VSAT hardware, service, and support package available for maritime communications. Together, KVH and ViaSat are already offering Voice over IP phone service and Internet access as fast as 512 Kbps (upload) and 2 Mbps (download) at fixed monthly rates to mariners throughout North America, the Caribbean, the North Atlantic, Europe, the Northern Pacific, and the Persian Gulf.

“With more than 500 TracPhone V7s shipped worldwide, our end-to-end communications solution is proving itself in a wide range of applications and rapidly becoming a popular and affordable choice among commercial and leisure mariners around the globe,” continued Mr. Bruun. “Our seamless mini-VSAT Broadband network, together with our compact 24-inch (60 cm) commercial-grade antenna and fixed-rate monthly airtime pricing, offers unique benefits with regard to hardware and service costs as well as the value that comes with an affordable broadband data connection for crew morale, shipboard operation, regulatory compliance, and more.”

Visit http://www.minivsat.com for additional details regarding the TracPhone V7 and mini-VSAT Broadband service along with maps illustrating the current and planned coverage for mini-VSAT Broadband service.

Note to Editors: Press-ready images of KVH’s TracPhone V7 are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc., and its wholly owned subsidiary, KVH Europe A/S, are leading providers of in-motion satellite TV and communications systems, having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on vessels, vehicles, and aircraft. KVH’s mission is to connect mobile customers around the globe with the same digital television entertainment, communications, and Internet services that they enjoy in their homes and offices.

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the service rollout plans, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer demand, preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, the successful launch and deployment of new satellites; uncertainty about the scope of customer demand; the potential inability to secure the licenses necessary for the network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; changes in the costs and capabilities of competing offerings; and those other risk factors discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracPhone are registered trademarks of KVH Industries. “mini-VSAT Broadband” is a service mark of KVH Industries. All other trademarks are the property of their respective companies.

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